EXHIBIT 10.2

THIRD AMENDMENT TO THE
NEWELL RUBBERMAID INC.
MANAGEMENT CASH BONUS PLAN

The Newell Rubbermaid Inc. Management Cash Bonus Plan (the “Plan”), is further amended, effective as of February 8, 2012, with respect to bonuses paid for plan years beginning on or after January 1, 2012, as follows:
1.    Section 6(c) of the Plan is hereby amended to read in its entirety as follows:
(c) Maximum Bonus Payment. The target and maximum annual bonus award payable to a Participant for a Plan Year is a percentage of his Salary, based on the Participant's participation category and the level of achievement of the performance goals, as set forth below:

Participation Category	Bonus as a Percentage of Salary if Targets Achieved at 100% Level	Maximum Bonus as a Percentage of Salary
A/A/A (CEO)	135%	270%
CFO and Group Presidents	85%	170%
A/A	75%	150%
A/B	65%	130%
A/C	55%	110%
A	45%	90%
B/C	35%	70%
B	33.5%	67%
C	16.75%	33.5%
D	8.375%	16.75%

Performance below the target levels will result in a lower or no bonus award.

In no event, however, shall any Participant be paid a bonus award for any Plan Year that exceeds $2,900,000.

This Amendment has been executed by the Corporation, by its duly authorized officer, as of this 8th day of February, 2012.

NEWELL RUBBERMAID INC. By: /s/ James M. Sweet Title: Executive Vice President - Human Resources and Corporate Communications